Exhibit 99.1
WESTWOOD ONE
ANNOUNCES THE APPOINTMENT OF
ROD SHERWOOD
AS CHIEF FINANCIAL OFFICER
New York, NY – September 17, 2008 – Westwood One, Inc. (NYSE:WON) announced today that it has hired Rod Sherwood as Chief Financial Officer, effective September 17, 2008. Mr. Sherwood joins Westwood One from The Gores Group, LLC.
In announcing Mr. Sherwood’s appointment, Thomas Beusse, President and CEO of Westwood One, said, “We are pleased to have someone of Rod’s operational and financial caliber join us as we re-engineer and re-position Westwood One for the future.”
Rod Sherwood stated, “I am pleased to be joining Westwood One and look forward to working with Tom and the management team to help drive real operational and financial improvements and create shareholder value.”
Mr. Sherwood, age 55, served as Chief Financial Officer, Operations of The Gores Group, LLC (a Private Equity firm) from November 2005 to September 5, 2008, where he was responsible for leading the financial oversight of all Gores portfolio companies.  Gores Radio Holdings, LLC, an affiliate of Gores, is a significant shareholder of Westwood One.  From October 2002 to September 2005, Mr. Sherwood served as SVP and CFO of Gateway, Inc., where he was primarily responsible for overseeing financial performance and operational improvements and exercising corporate financial control, planning and analysis. During his tenure at Gateway, he also oversaw Gateway’s acquisition of eMachines.  From August 2000 to September 2002, Mr. Sherwood served as EVP and CFO of Opsware, Inc. (formerly Loudcloud, Inc.), an enterprise software company.  Prior to Opsware, Mr. Sherwood served in a number of operational and financial positions at Hughes Electronics Corporation (Hughes), including General Manager of Spaceway (broadband services), EVP of DIRECTV International and CFO of Hughes Telecommunications & Space Company. He also served in a number of positions during 14 years at Chrysler Corporation, including Assistant Treasurer and Director of Corporate Financial Analysis. Mr. Sherwood has an MBA degree from Harvard Graduate School of Business and an AB degree from Stanford University.
Mr. Sherwood replaces Gary Yusko, who is leaving Westwood One to pursue other opportunities. In addressing Mr. Yusko’s departure, Mr. Beusse added, “We thank Gary for his guidance and contributions in connection with the consummation of our new agreements with CBS Radio and our transition into an independently-managed content company. We wish him the best of luck in his future endeavors.”
About Westwood One
Westwood One (NYSE: WON) is a platform-agnostic content company providing over 150 news, sports, music, talk, entertainment programs, features and live events to numerous media partners. Through its subsidiaries, Metro Networks/Shadow Broadcast Services, Westwood One provides local content to the radio and TV industries and to the Web. This content includes news, sports, weather, traffic, video news services and other information. SmartRoute Systems manages traffic information centers for state and local departments of transportation, and markets traffic and travel content to wireless, Internet, in-vehicle navigation systems and voice portal customers. Westwood One serves more than 5,000 radio stations. For more information please visit www.westwoodone.com.
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Press Contact:
Peter Sessa
Westwood One
212.641.2053
peter_sessa@westwoodone.com